                                                                      EXHIBIT 14

                                 [WRIGHT LOGO]

                        WRIGHT MEDICAL TECHNOLOGY, INC.
                                5677 Airline Road
                           Arlington, Tennessee 38002

TO ALL EMPLOYEES OF THE COMPANY
         AND OTHER ASSOCIATED PERSONS

                            CODE OF BUSINESS CONDUCT

         Wright Medical Technology, Inc. has developed its reputation by maintaining the highest standards of ethics and integrity on the part of its employees and other associated persons in the performance of their duties. Each of you have been carefully selected and we trust your integrity and judgment. However, today's complex business environment requires specific guidelines in certain situations, particularly in view of the many laws and regulations governing the Company's operations.

         The Board of Directors adopted a Code of Business Conduct which is attached. This communication is distributed so that you always have readily at hand a clear statement of Wright's policy and so that you may seek guidance in situations where the appropriate course of action may be unclear. In the event that guidance or clarification is needed, employees and other associated persons are encouraged to contact Wright's Ethics Officer. Our primary Ethics Officer is Jason P. Hood, Vice President, General Counsel and Secretary (901) 867-4743. In the event that the primary Ethics Officer is not available, the Company's secondary Ethics Officer is Thomas L. McAllister, Senior Corporate Attorney
(901) 867-4619. We have also established an Ethics Hotline at (901) 867-4349 or email ethics@wmt.com for confidential guidance or reporting. Additionally, you can directly report violations to the Audit Committee of the Board of Directors by submitting an email message to auditcommittee@wmt.com.

         All employees and persons associated with the Company must acknowledge that they have received a complete copy of this Code of Business Conduct and certify they have read the Overview and Summary of the Code and Wright's Insider Trading Policy and Guidelines and understand Wright's policy concerning business conduct and responsibilities. This includes certification that either the employee has complied with these requirements or has reported known deviations through appropriate organizational channels. The Overview and Summary of the Code and Wright's Insider Trading Policy and Guidelines shall be distributed on an annual basis. Employees and other associated persons have a continuing duty to comply with theses policies and report known deviations.

         Management is confident that our reputation for the highest standards of business ethics and integrity will be maintained through strict adherence to and application of these policies in our day-to-day activities. Our ability to meet the challenges of the future will depend on our understanding and support of the Code of Business Conduct's purposes and spirit. Every Wright employee and associated person must understand that compliance with this Code is a condition of continued employment or continued association with Wright.

         Wright is committed to being the leading worldwide manufacturer and distributor of orthopaedic products and instrumentation by providing the highest quality products for our customers, consistently emphasizing innovation and high quality, providing responsive support to our customers, dealing fairly with our customers and maintaining a challenging, open, innovative and productive work environment for our employees. Adherence to the policies set forth in the Code of Business Conduct is an essential element to achieving this goal.

                                           F. BARRY BAYS
                                           President and Chief Executive Officer

Revised: March 2004

                         WRIGHT MEDICAL TECHNOLOGY, INC.

                  CODE OF BUSINESS CONDUCT OVERVIEW AND SUMMARY

I.       OVERVIEW

         Wright Medical Technology, Inc. ("Wright") is committed to the highest of ethical standards and strict observance of all laws, regulations and policies applicable to the Company and its business, because we want our customers, suppliers, owners, employees and friends to know they can count on us. Because individual and company reputations are built on integrity that is unwavering. Our shared commitment is to maintain an environment at Wright where ethics and integrity form a bedrock for our personal and professional lives.

         This Code of Business Conduct (the "Code") is intended to provide you with general guidance with respect to some common ethical and legal issues vital to maintaining the business reputation of Wright. It does not, and cannot, cover all situations that may arise. Do not hesitate to seek guidance before taking action that may cause problems for you and/or Wright.

         Wright's good name is the cumulative product of the conduct of the people who are employed by, or engaged to perform services for, Wright. Its preservation is fundamental to the continued well-being of our business. Each Wright employee and agent, as a custodian of Wright's good name, has a personal responsibility to make sure that his or her conduct protects and promotes it. PROPER CONDUCT INCLUDES STRICT COMPLIANCE WITH THE LETTER OF THE LAWS, REGULATIONS AND POLICIES THAT APPLY TO OUR BUSINESS. BUT IT MEANS MORE THAN THAT. IT ALSO MEANS COMPLIANCE WITH THE SPIRIT OF THOSE LAWS, REGULATIONS AND POLICIES AND ADHERENCE TO HIGH STANDARDS OF BUSINESS AND PERSONAL ETHICS IN ANY DEALINGS THAT INVOLVE WRIGHT OR ITS BUSINESS AND REPUTATION. THIS IS THE FUNDAMENTAL PRINCIPLE OF OUR CODE AND NO ONE IN THE ORGANIZATION IS EXEMPT FROM, OR ABOVE THESE PRINCIPLES.

         The Code cannot and does not provide definitive answers to all questions. Accordingly, we must ultimately rely our own good sense to comply with these fundamental principles, including a sense of when it is proper to seek guidance on the appropriate course of conduct.

         As an organization that promotes the highest standards of ethics and integrity, Wright believes that:

         Personal integrity is essential to our success, and Wright is committed to providing an environment where such integrity is fostered and protected.

         The law is an important baseline, but not enough. Wright's standards of integrity exceed those imposed by law.

         There is no excuse to rationalize unethical behavior. The desired END is only a success when accomplished through ethical means.

         Ethics is "Good Business." Our reputation is key. CUSTOMERS HAVE A CHOICE, and will choose a supplier with integrity. We want them to know that Wright is their best choice.

         The community is important, and should benefit from Wright's success. Wright has a responsibility to be a contributing member of the community.

         Ethical decisions are made every day and are unique to individuals and the opportunities that face them. Our Code of Conduct is not a "don't do" list, but a "what to do" list. Because questions arise regarding ethical decisions or situations, we have designated our General Counsel, Jason P. Hood, as our Ethics Officer. In his absence Thomas L. McAllister, Senior Corporate Attorney, serves as the Ethics Officer. In addition we have set up an Ethics Hotline at (901) 867-4349 or email ethics@wmt.com for

Wright Medical Technology, Inc.
Code of Business Conduct Overview and Summary
Page ii

confidential assistance or advice. Wright's intent is to provide assistance to everyone in the organization in making the right decisions.

         We also recommend the following "ethics quick test" to help employees and other associated persons when they have doubts about the ethics of specific situations and behaviors:

                  Is the action legal?

                  Does it comply with our values?

                  If you do it, will you feel bad?

                  Would you have any difficulty revealing your conduct to your spouse, child or family?

                  How would it look on the front page of the newspaper?

                  If you know it's wrong, don't do it!

                  If you are not sure, ask.

                  Keep asking until you get an answer that makes sense.

II.      SUMMARY

         The following is a brief summary of the Code of Business Conduct attached and should be used as a ready reference guide. Neither this Summary nor the Code is limited to these specific matters. This Summary and the Code do not, and cannot, cover all situations that may arise. This Summary and the Code are, however, designed to alert you to problems you may face and let you know when to seek guidance before taking action that may cause problems for you and/or Wright.

         1. Possible Conflicts of Interest. All employees of the Company and other associated persons must deal with suppliers, customers and all others doing business with the Company in a manner consistent with the best interests of the Company, without granting favors or preferences based on personal considerations, and without the appearance of doing so. Employees owe the Company their loyalty and should avoid any investment or association that interferes or has the potential to interfere with the independent exercise of sound judgment in the Company's best interest. The following is for illustrative purposes and describes some common activities that give rise to concern: (a) having some financial interests in suppliers, customers, competitors, etc., (b) personal speculation or dealing with items purchased by Wright, (c) solicitation or acceptance of gifts or favorable considerations from customers, suppliers, etc., (d) misusing confidential or proprietary information, (e) outside activities that potentially adversely affect your motivation or performance and
(f) misappropriation of business opportunity.

         2. Bribery, Corruption, and Political Contributions. Employees and other associated persons of Wright must adhere and comply with moral and ethical standards in the conduct of business and they must avoid both improper acts and the violation of any governmental law or regulation in the course of performing their work. You should remember, however, that this Code is not limited to compliance with these specifically enumerated laws and standards. Diligence should be undertaken to avoid: (a) improper payments or gifts; (b) improper maintenance of Wright's books, records, invoices and payments;(c) false or misleading government reports and claims; and (d) corporate political contributions.

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Wright Medical Technology, Inc.
Code of Business Conduct Overview and Summary
Page iii

         3. Relationships with Customers and Consultants. Our relationships with customers and consultants are very important to us. Our relationships with physician consultants are governed by professional codes of conduct established by the American Medical Association, the American Academy of Orthopaedic Surgeons, and other professional societies, as well as industry standards, and a variety of laws and regulations which apply to both physicians and medical device manufacturers. It has always been, and continues to be, our policy to comply with these requirements and standards of conduct. We have incorporated the voluntary AdvaMed Code of Ethics on Interactions with Health Care Professionals as the basis for how we and our representatives will comply with our Code of Business Conduct and to facilitate our ethical interactions with all consultants including those individuals or entities that purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe Wright's products in the United States ("Health Care Professionals"). We adopted the Wright Customer Relationship Policy to accomplish this objective. The fundamental principle of the policy is that Wright and its representatives shall encourage ethical business practices and socially responsible industry conduct and shall not use any unlawful inducement in order to sell, lease, recommend, or arrange for the sale, lease, or prescription of, our products. For more information on this topic, please refer to the Customer Relationship Policy which can be accessed on the Company's intranet website and is available from the Ethics Officer.

         4. Public Filings and Communications. U.S. federal laws, including the Sarbanes-Oxley Act of 2002, and related rules and regulations require that all public communications and governmental filings be full, fair, accurate, timely, and understandable. Accordingly, employees and other associated persons of Wright must not make false, misleading, untimely or incomplete statements to anyone in connection with audits, examinations of financial statements, governmental filings, or public communications.

         5. Lawsuits and Government Investigations. All governmental (federal, state and local) inquiries, investigations or notices and all civil and criminal summonses, complaints, subpoenas or other court papers should be forwarded immediately to the General Counsel for appropriate filing and response.

         6. Misuse of Inside Information and Trading in Securities. Wright employees and other associated persons may have access to "inside information"-that is, non-public information about Wright or another company. The use of any "inside information" for your own financial benefit, or the financial benefit of your relatives, friends, brokers, or others is not only an ethical concern. It also may be a violation of law and could result in criminal sanctions, such as fines and imprisonment and substantial civil liability, including treble damages. Wright has adopted a separate Insider Trading Policy and Guidelines to address these issues. A copy of the policy and guidelines is available on the Company's intranet website and from the Ethics Officer.

         7. Antitrust Laws. While the Company competes aggressively in its many business activities, its efforts in the marketplace must be conducted in a fair and equitable manner in strict accordance with the letter and spirit of all applicable antitrust, competition and trade practice laws and regulations. Antitrust laws are designed to ensure fair competition in the free market system, free of unreasonable restraints. Antitrust statutes, which exist at the federal, state and some international levels, prohibit unfair trade practices, monopolization or attempts to monopolize, and joint activity in restraint of trade. Compliance with all applicable antitrust laws is the policy of Wright and the responsibility of each employee.

         8. International Transactions - Foreign Laws. It is important to note that the U.S. antitrust laws may also apply to international transactions, if the transaction will have a substantial effect on U.S. imports and/or exports. In addition, the European Economic Community, as well as many non-European countries impose their own antitrust restrictions. In fact, the antitrust laws of the European Community and many other countries generally impose more stringent rules than exist under U.S. antitrust laws with respect to many types of business practices, including, without limitation: distribution agreements; patent; copyright and trademark licenses; territorial restrictions on resellers and licensees; rebates and discounts to

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Wright Medical Technology, Inc.
Code of Business Conduct Overview and Summary
Page iv

customers; and pricing policies generally. Wright employees and other associated persons should be careful to consider the applicable laws of all relevant jurisdictions.

         9. Environment, Safety and Health. The Company recognizes its obligation as a corporate citizen to carry out all of its activities in ways to preserve and promote a clean, safe and healthful environment. It is the policy of the Company that all employees comply strictly with the letter and spirit of applicable environment, safety and health laws and regulations and the public policies they embody. The Company is committed to eliminating hazards from the workplace, providing its employees with a safe and healthy work environment and complying with all applicable occupational safety and health laws and standards. The Company will ensure compliance with this policy through vigilant self-monitoring, training and, where necessary, disciplining of Company personnel at all levels. The Company's policy is to seek ways to ensure that its activities not only meet, but exceed, applicable environmental standards.

         10. Equal Employment Opportunity. It is Wright's policy to provide equal employment opportunity in all areas of employment practices and to ensure that there shall be no discrimination against any qualified employee or applicant on the grounds of race, color, creed, religion, sex, age, marital status, national origin, citizenship, physical or mental disability, veteran status or sexual orientation.

         11. Freedom from Harassment. Wright's policy is that our workplace is for work. The Company's goal is to create a working atmosphere free from conduct which has the purpose or effect of unreasonably interfering with an individual employee's work performance or creating an intimidating, hostile or offensive working environment. In particular, an atmosphere of tension created by ethnic or religious remarks or animosity, sexual advances, requests for sexual favors or other discriminatory conduct is prohibited in our workplace. Sexual harassment may include unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct or conditions of a sexual nature that have the effect of unreasonably interfering with an employee's work performance or which creates an intimidating hostile or offensive work environment.

         12. Employee Organization and Collective Bargaining. The National Labor Relations Act protects the rights of employees to organize and to refrain from organizing. Employers cannot interfere in this activity through coercion or by other improper means. The employer does, however, have the right to fairly present its views. Wright reserves the right to exercise all of its legal prerogatives with respect to unions and union activity.

         13. Product Regulatory Compliance and Quality Assurance. The Company will conduct its business in compliance with all applicable laws and regulations governing the manufacture, labeling and distribution of the Company's products. In particular, in the United States all requirements of the Federal Food and Drug Administration must be observed. Such laws and regulations include those relating to quality and safety standards for the Company's products. Quality has been and continues to be the hallmark of the Company's products. Employees and other associated persons are required to adhere to established Company quality standards and quality control/quality assurance procedures. Employees and other associated persons who are aware of any deviations from the Company's established quality standards and procedures, whether intentional or accidental, must immediately bring these deviations to the attention of their Supervisor or the Ethics Officer.

         14. Intellectual Property. The Company owns and uses pursuant to license numerous trademarks, patents, copyrights and trade secrets that are vital to the Company's success. To protect the Company's rights, employees' and other associated persons' use of all such intellectual property must be in accordance with all applicable laws. In addition, the Company is committed to not infringing the legal rights of third parties with respect to trademarks, patents, copyrighted works and trade secrets owned by them.

Wright Medical Technology, Inc.
Code of Business Conduct Overview and Summary
Page v

         15. Advertising. Fair and accurate advertising is essential not only to comply with applicable laws, but also to preserve the goodwill, integrity and reputation of the Company. No employee of the Company is to create, approve or disseminate or permit anyone else to create or disseminate any advertising materials for the Company's products that are false, misleading or deceptive or not in compliance with Federal Trade Commission rules and regulations and other applicable laws. It is imperative that all advertising and product claims, whether made to the trade, or to the public and whether made through the media or on product packaging, brochures or otherwise, be reviewed by the Legal Department to ensure compliance with Company policy prior to being disseminated.

         16. Use and Protection of Health Information. In the ordinary course of our business, the Company may receive individual health information that is protected by various laws and regulations, including, but not limited to, the Health Insurance Portability and Accountability Act (HIPAA). Our general policy is that such information will be treated in a confidential manner and not disclosed to third parties or used internally except under very limited circumstances permitted by law and then only with appropriate protections and safeguards in place to maintain the confidentiality of such information. The use and disclosure of individual health information must comply with the Company's General Policy Regarding Protected Health Information (HIPAA Policy) and the Company's Policy Regarding Use and Protection of Protected Health Information Received from Third Parties (HIPAA Third Party Policy). A copy of these policies are available on the Company's intranet website and from the Ethics Officer. The Company also has a policy to protect the confidentiality of personal information received through the administration of the Company's health benefit programs. The Company's Privacy Practices Policy is available on the Company's intranet website and from the Human Resources Director who is the Company Health Information Privacy Official responsible for compliance with the Privacy Practices Policy. The Ethics Officer is the Company Privacy Contact who receives, responds, and investigates complaints that allege violation of the Privacy Practices Policy.

III.     RESPONSIBILITY FOR REPORTING VIOLATIONS

         Everyone associated with the Company is responsible for complying with the Code and the Company's related policies and procedures. Violations must be reported immediately to the Ethics Officer, the Ethics Hotline (901) 867-4349, or email ethics@wmt.com. Additionally, you can directly report violations to the Audit Committee of the Board of Directors by submitting an email message to auditcommittee@wmt.com.

IV.      AMENDMENT, WAIVER, AND PUBLIC DISCLOSURE

         Wright may amend the Code as it deems appropriate. Wright expects its directors, officers, employees, and other persons associated with the Company to adhere to the Code at all times. Under limited and appropriate circumstances, however, Wright may, but is not obligated to, waive provisions of the Code. Any director, officer, employee, or other associated person seeking a waiver should contact the Ethics Officer. The current version of the Code is available on both Wright's intranet and its internet website. Wright will publicly disclose any amendment to the Code (except a technical, administrative, or other non-substantive amendment) and any waiver of the Code in accordance with applicable laws, rules, regulations, and NASD listing standards.

         PLEASE READ, AND CONSULT OFTEN, THE ATTACHED CODE OF BUSINESS CONDUCT. IF ANY QUESTIONS ARISE, PLEASE DO NOT BE HESITANT OR EMBARRASSED TO SEEK GUIDANCE.

Revised: March 2004

                         WRIGHT MEDICAL TECHNOLOGY, INC.

                            CODE OF BUSINESS CONDUCT

         This Code of Business Conduct (the "Code") is intended to provide you with general guidance with respect to some common ethical and legal issues vital to maintaining the business reputation of Wright Medical Technology, Inc. The Code does not, and cannot, cover all situations that may arise. Rather, the Code is designed to alert you to problems you may face and to let you know when to seek guidance before taking action that may cause problems for you and/or Wright.

         Problems usually can be avoided or minimized if advice is obtained at the outset of business dealings rather than at a later stage when necessary changes may cause greater hardship. In all cases, uncertainties should be resolved by promptly consulting a senior officer of the Company.

         Certain matters are explained in detail in this Code because of their particular importance to Wright's business activities. This Code, however, is only a guide, and is not limited to these specific matters. Wright expects its employees and other associated persons to comply with both the letter and spirit of all applicable laws and regulations and to behave in an ethical and legal manner in the conduct of business. Failure to do so is a serious matter and could result in the dismissal of the employee and/or legal action by the Company against the employee. Furthermore, such failure might involve the violation of federal, state and local laws, exposing the employee, in some cases, to possible criminal sanctions and/or civil charges.

         As used throughout this Code, the term "Wright" or the "Company" refers to Wright Medical Technology, Inc., its divisions, its subsidiaries and affiliated corporations. The word "Employee", as used throughout this Code, refers to directors, officers, employees, and agents who perform services on behalf of the Company, including, but not limited to, consultants, distributors, and sales agents.

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Wright Medical Technology, Inc.
Code of Business Conduct
Page ii

                                TABLE OF CONTENTS

A.       PURPOSE OF THE CODE                                                     1

B.       IMPLEMENTATION OF THE CODE                                              1
         1.       Ethics Officer                                                 1
         2.       Compliance with the Code                                       1
         3.       Reporting Violations                                           2
         4.       Investigations of Violations                                   2
         5.       Preservation of Records                                        3
         6.       Discipline for Violations                                      3
         7.       Questions Regarding the Code                                   3

C.       COMPLIANCE WITH LAWS AND RELATED POLICIES                               3
         1.       Possible Conflicts of Interest                                 4
         2.       Bribery, Corruption, and Political Contributions               5
         3.       Relationships with Customers and Consultants                   7
         4.       Public Filings and Communications                              7
         5.       Lawsuits and Government Investigations                         8
         6.       Misuse of Inside Information and Trading in Securities         9
         7.       Antitrust Laws                                                 9
         8.       International Transactions - Foreign Laws                     11
         9.       Environment, Safety and Health                                11
         10.      Equal Employment Opportunity                                  12
         11.      Freedom From Harassment                                       13
         12.      Employee Organization and Collective Bargaining               13
         13.      Product Regulatory Compliance and Quality Assurance           13
         14.      Intellectual Property                                         14
         15.      Advertising                                                   15
         16.      Use and Protection of Health Information                      15

D.       AMENDMENT, WAIVER, AND PUBLIC DISCLOSURE                               16

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Wright Medical Technology, Inc.
Code of Business Conduct
Page 1

A.       PURPOSE OF THE CODE

         The purpose of Wright's Code is to provide a statement of the fundamental principles, and a general description of certain key policies and procedures of Wright and its worldwide subsidiaries, governing the conduct of the Company's business in a legally and ethically appropriate manner.

         The most fundamental principle of the Code is that all business conducted by the Company and the people who are employed or retained by the Company must meet high standards of business and personal ethics, in addition to complying with the letter and spirit of all applicable laws, regulations and policies.

         Failure to comply with the standards contained in this Code can damage, in some cases irreparably, the Company's good name, trade and consumer relations and business opportunities. In addition, conduct that violates applicable laws or regulations can subject the individuals involved, the Company and its officers to civil liabilities and, in many cases to prosecution, imprisonment and fines. Accordingly, the Company intends to prevent the occurrence of conduct not in compliance with the Code, to halt any such conduct that may occur as soon as reasonably possible after discovery, and to discipline those who violate the Code and the Company's related policies and procedures, including individuals who fail to exercise proper supervision and oversight to detect a violation of the Code and the Company's related policies and procedures by their subordinates. Such discipline may include, where appropriate, termination of employment with the Company, forfeiture of any benefits or rights that are forfeitable upon termination, referral of individual misconduct for criminal prosecution, and commencement of civil proceedings for reimbursement of any losses or damages resulting from a violation. As with all matters involving disciplinary action, principles of fairness will apply.

         The Code is drafted with reference to "Employees," which for these purposes includes every director, officer, employee and agent of the Company, including, but not limited to, consultants, distributors, and sales agents. Copies of the Code, available from the Human Resources Department, should be provided to consultants and agents retained by the Company to provide services to which the Code is applicable (e.g., distributors and sales agents).

B.       IMPLEMENTATION OF THE CODE

         1.       Ethics Officer

                  Jason P. Hood, Vice President, General Counsel and Secretary has been designated as the primary Ethics Officer (the "Ethics Officer"). In the event that the primary Ethics Officer is not available, the Company's secondary Ethics Officer is Thomas L. McAllister, Senior Corporate Attorney (also referred to as the "Ethics Officer"). The Ethics Officer will have ultimate responsibility for overseeing compliance with all applicable laws and regulations, the Code and all related Company policies and procedures.

         2.       Compliance with the Code

                  Every director, officer, employee, consultant and agent of the Company bears personal responsibility for complying with all applicable laws and regulations and all provisions of the Code and the Company's related policies and procedures. Company supervisory personnel have the additional responsibility of monitoring such compliance of their subordinates. The Ethics Officer, with the assistance of appropriate Company officials, is responsible for implementing training, review and oversight procedures designed to assure compliance.

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Wright Medical Technology, Inc.
Code of Business Conduct
Page 2

         3.       Reporting Violations

                  If you know of or suspect a violation of applicable laws or regulations in connection with the conduct of the Company's business, or of the Code or the Company's related policies and procedures, you must report that information immediately to the Ethics Officer or the Ethics Hotline (901) 867-4349 or email ethics@wmt.com, unless the Code or a Company policy specifically directs you to report any such matter to another person. That person in turn is directed to report such violation to the Ethics Officer or Ethics Hotline or email ethics@wmt.com. If you believe that the person to whom you reported a known or suspected violation has not taken appropriate action, you must contact the Ethics Officer directly or the Ethics Hotline (901) 867-4349 or email ethics@wmt.com. Additionally, you can directly report violations to the Audit Committee of the Board of Directors by submitting an email message to auditcommittee@wmt.com.

                  If you are found to have participated, directly or indirectly, in a violation, the fact that you reported such violation, together with the degree of cooperation displayed by you and whether the violation was intentional or unintentional, will be given appropriate consideration by the Company in its investigation and the resulting disciplinary action.

                  The Company strongly prefers that you identify yourself when reporting violations, in order to permit the Company to contact you in the event further information is needed to properly conduct a thorough investigation. Your identity will be maintained in the strictest of confidence to the extent practicable under the circumstances and consistent with enforcing the Code. However, you may anonymously report violations to the Ethics Officer or the Ethics Hotline or email ethics@wmt.com. In either case, reporting persons should maintain all information related to any report in strict confidence and not discuss such information except with Company officials conducting the investigation. Additionally, you can directly report violations to the Audit Committee of the Board of Directors by submitting an email message to auditcommittee@wmt.com.

                  No individual reporting a violation will suffer any form of public embarrassment or be subject to retaliation based on any good faith report he or she makes. Any employee of the Company responsible for reprisals against individuals who in good faith report known or suspected violations will be subject to disciplinary action, including termination where appropriate. However, any person who knowingly submits a false report will be in violation of the Code and will be subject to disciplinary action, including termination where appropriate.

         4.       Investigations of Violations

                  All reported violations of applicable laws, regulations, the Code or related Company policies and procedures will be promptly investigated and will be treated confidentially to the extent practicable under the circumstances and consistent with enforcing the Code.

                  All investigations will be coordinated by the Ethics Officer with the assistance of other appropriate Company officials. Employees are expected to cooperate in the investigation of any alleged violation. If the investigation results in the need for corrective action, the Company will decide what steps, if any, should be taken to rectify the existing problem and prevent similar future violations.

                  EMPLOYEES SHOULD NOT CONDUCT THEIR OWN INVESTIGATIONS AS INVESTIGATIONS MAY INVOLVE COMPLEX LEGAL ISSUES. ACTING ON YOUR OWN MAY COMPROMISE THE INTEGRITY OF AN INVESTIGATION AND MAY ADVERSELY AFFECT YOU AND THE COMPANY.

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Wright Medical Technology, Inc.
Code of Business Conduct
Page 3

         5.       Preservation of Records

                  It is the Company's policy to comply with all applicable laws and regulations relating to records retention. Various legal and tax laws require that records be retained for varying periods of time.

                  If you become aware of any impending government investigation or that the Company or an employee of the Company may be served or has been served with a subpoena, you must retain all records that may pertain to such investigation or that may be potentially responsive to such subpoena. If you have a question as to whether a record relates to such investigation, you must contact the Ethics Officer before disposing of or altering such records.

         6.       Discipline for Violations

                  The Company may take disciplinary action against (a) any employee who authorizes or participates directly, and in certain circumstances indirectly, in actions that are in violation of applicable laws, regulations, the Code or the Company's related policies and procedures; (b) any employee who fails to report a violation of applicable laws, regulations, the Code or the Company's related policies and procedures or withholds information concerning a violation they either know about or should have known about; (c) any violator's supervisor(s) in circumstances that indicate inadequate supervision or lack of diligence by such supervisor(s); (d) any Company personnel who attempt to retaliate, directly or indirectly, or encourage others to do so, against an employee who reports a violation of applicable laws and regulations, the Code or the Company's related policies and procedures; and (e) any employee who knowingly files a false report of a violation of the Code.

         7.       Questions regarding the Code

                  The Company is committed to providing timely and specific guidance to its employees with respect to the Code. If you have any questions regarding compliance with the Code or feel the need to seek advice regarding the legal and/or ethical aspects of a certain course of conduct, you should consult Jason P. Hood, Vice President, General Counsel and Secretary. In his absence, you can contact Thomas L. McAllister, Senior Corporate Attorney. In addition, you can call the Ethics Hotline at (901) 867-4349 or email ethics@wmt.com.

C.       COMPLIANCE WITH LAWS AND RELATED POLICIES

         The activities of the Company, and each of its directors, officers, employees, agents, consultants and other representatives with regard to the Company's affairs, are conducted in a complex world of laws and regulations. It is the responsibility of each employee of the Company to ensure that his or her activities complies with all applicable laws, regulations, the Code and the Company's related policies and procedures. When there is any doubt as to the lawfulness of any proposed activity, advice should be sought from the Ethics Officer before such action is undertaken.

         The following is a summary of certain laws, rules and regulations and the related policies and procedures of the Company that are of particular importance to the Company's business and preservation of its good name and reputation. The following is not an exhaustive discussion of each related matter, but rather is intended to alert employees of many of the common issues they may confront from time to time in conducting the Company's business.

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         1.       POSSIBLE CONFLICTS OF INTEREST

                  Wright does not desire to discourage or limit your freedom to make investments and engage in outside interests, as long as these activities do not interfere with the performance of your obligations to Wright as an employee. At the same time, you should avoid any kind of financial or personal interest that might affect (or appear to affect) your judgment in dealing on behalf of Wright with outside firms or individuals. A conflict of interest arises when an employee's duty to give his or her undivided commercial loyalty to Wright can be prejudiced by an actual or potential benefit, direct or indirect, derived from another source.

                  All employees of the Company must deal with suppliers, customers and all others doing business with the Company in a manner consistent with the best interests of the Company, without granting favors or preferences based on personal considerations, and without the appearance of doing so. Employees owe the Company their loyalty and should avoid any investment or association that interferes or has the potential to interfere with the independent exercise of sound judgment in the Company's best interest.

                  Since not every situation is clear, whenever there is any question about a possible conflict of interest you should consult the Ethics Officer. In the event a conflict or potential conflict is found to exist, the matter should be resolved in a manner best suited to the interests of both you and Wright. If full disclosure is made, Wright might consent to your being in a situation that may appear to present a conflict of interest, so long as all the facts are known by the Company and no unethical or criminal conduct is involved.

                  In determining whether a conflict of interest may exist, you should always consider not only your own activities and interests, but also those of your family (i.e., spouse, parents, siblings, children, nieces, nephews and in-laws). A conflict of interest could exist, for example, if a member of your family is employed by or affiliated with suppliers of a product or service to Wright. A conflict may also arise with respect to any partnership, corporation or other firm of which you or a family member have an interest.

                  Although it is not feasible to describe every situation that could give rise to a conflict of interest, the following is for illustrative purposes and describes some common activities that should be avoided:

                  a. Financial Interests in Suppliers, Customers, Competitors, etc. Holding a financial interest, directly or indirectly (as an owner, employee, stockholder, partner, joint venturer, creditor, guarantor or director), in a firm that either renders services or supplies materials or equipment to Wright, or with which Wright competes, or to which Wright provides services or supplies materials or equipment is prohibited. Engaging in such activities directly as a supplier, customer or competitor of Wright is also prohibited.

                  The holding of not more than 1% of the outstanding securities of a publicly owned corporation (i.e., a company whose stock is registered with the Securities and Exchange Commission) in which Wright has no interest will not be deemed a violation of this Code unless there are other factors that may indicate a potential conflict.

                  b. Personal Speculation. Speculating or dealing in equipment, supplies, materials, or property purchased by Wright, or speculating or dealing for your own account in products sold by Wright is prohibited.

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                  c.       Solicitation or Acceptance of Gifts or Favorable
Considerations. Accepting cash, commissions or other payments, or borrowing money from suppliers, customers, individuals or firms with which Wright does business or competes is a conflict of interest. Loans are permissible from established financial institutions, at normal interest rates and terms prevailing at the time of the actual borrowing.

                  Accepting material gifts, favors, special allowances, discounts or entertainment or other benefits not generally available from suppliers, customers, individuals or firms with which Wright does business or competes is not permissible. You may accept gifts distributed to business associates as customary practice in the industry and do not exceed $100 in value per year and reasonable and customary meals and entertainment at which both the employee and business contact are present; provided that such gifts, meals and entertainment are not given in circumstances in which an obligation to the donor is stated or implied. Furthermore, you must make certain that continuation of such matters does not gradually build up to an obligation, implied or otherwise. Gifts not within the foregoing category should be returned to the donor with the explanation that Wright's policy does not permit the acceptance of the gift.

                  This policy does not prohibit participation in recognized business activities, such as exhibits, seminars and meetings that may include hospitality suites, meals and entertainment, provided such invitations are not solicited.

                  d. Confidential or Proprietary Information. Misusing for personal gain, or gain by others, information to which you have access by reason of your position, or disclosing confidential or proprietary information to competitors, to any other person or entity outside Wright or to others in Wright having no business need to know is prohibited. Confidential or proprietary information includes information on any aspect of the business of Wright or of its customers or suppliers not generally known to the public. This includes information such as trade secrets, confidential information of a technical, financial or business nature or other "inside information." See also "Intellectual Property" below. Wright's policy also prohibits the improper use by employees in the Company's business of proprietary information obtained from former employees or other third parties.

                  You should be careful not to inadvertently disclose confidential information, since even such inadvertent disclosure may harm Wright's interests and under certain circumstances may subject you to civil and criminal claims and liabilities.

                  e. Outside Activity. Serving another organization or individual in any capacity, such as an employee, director, or consultant can raise problems by potentially adversely affecting your motivation or performance. You are expected to devote your best efforts, skills and ability to Wright's interests on a full-time basis. Permission to provide any services to others must be authorized in writing in advance, by the Chief Executive Officer of Wright or the Ethics Officer.

                  f. Misappropriation of Business Opportunity. Appropriating for your direct or indirect personal benefit or diverting to others a business opportunity in which Wright might reasonably be expected to be interested, without first making the opportunity available to Wright, is prohibited. Under limited circumstances and only upon written permission of the Chief Executive Officer or Ethics Officer, you may be permitted to personally pursue an opportunity that Wright has declined to pursue.

                  2.       BRIBERY, CORRUPTION, AND POLITICAL CONTRIBUTIONS

                  Employees of Wright must adhere and comply with moral and ethical standards in the conduct of business and they must avoid both improper acts and the violation of any governmental law or regulation in the course of performing their work. Certain specific areas are discussed in this section and

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the following sections, many of which are mandated by specific federal, state or local laws. You should remember, however, that this Code is not limited to compliance with these specifically enumerated laws and standards.

                  a. Improper Payments or Gifts. Wright corporate funds, assets or corporate facilities may not be used for any purpose that is improper or unlawful under the laws of any jurisdiction, domestic or foreign. Making or receiving improper payments of any kind in connection with the conduct of the Company's business, directly or indirectly, is strictly prohibited. Improper payments include payments that violate laws or regulations. In addition, any arrangements that aid another party to make or receive such a payment are improper. Improper payments need not be in the form of money. They may include gifts or services. For example, you and Wright should:

                           (i) not pay or offer to pay anything of value to any foreign official or candidate, to any foreign political party or to any person acting in an official capacity on behalf of a foreign government (or any department, agency or instrumentality thereof), for the purpose of influencing official action, inaction or decision or to obtain any business. In countries where local customs call for giving gifts on special occasions to customers and others, you may, with appropriate prior written approval of the Ethics Officer, proffer gifts that are lawful, appropriate in nature and nominal in value, provided this cannot be construed as seeking special favor. This prohibition, which is mandated by the Foreign Corrupt Practices Act of 1977, as amended, also includes payments to any person where the payor knows or has reason to know that all or a portion of the payment will be offered or given, directly or indirectly, to persons in the categories described above for the aforesaid purposes; and

                           (ii) not pay or offer to pay anything of value in an attempt to influence the action of any U.S., state or local government or regulatory official or employee. This prohibition also applies to payments to any person where the payor knows or has reason to know that all or a portion of the payment will be used as a bribe or otherwise to influence government action; and

                           (iii) not pay or offer to pay bribes, kickbacks, payoffs or other similar payments and benefits, directly or indirectly, to any suppliers or customers of Wright or their agents or employees. This prohibition also applies to payments where the payor knows or has reason to know that all or a portion of the payment will be used as a bribe, kickback, payoff or other similar payment. This prohibition includes unusually large gifts or entertainment, since such gifts or entertainment may be construed as constituting an improper inducement to such persons.

                  Similarly, you should not accept or receive any payment or other thing of value (except for the nominal gifts and entertainment described in Paragraph 1(c) above) from anyone having a direct or indirect business relationship with Wright (whether intended by the payor to be for Wright or for your personal benefit), unless the payment is in the nature of a refund to Wright that is permitted under applicable laws and regulations.

                  b. Integrity of Books, Records, Invoices and Payments and Submissions to Regulatory Authorities. Wright policy requires that all transactions involving corporate funds, whether cash, stock, facilities, inventory, other assets, or otherwise, be properly recorded on Wright's books and records in such a manner that the true nature of the transaction is evident.

                  U.S. federal law requires all transactions be recorded as necessary or appropriate to permit the preparation of financial statements in conformity with generally accepted accounting principles and

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Wright Medical Technology, Inc.
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other applicable rules and regulations and to ensure full accountability for all assets and activities of the Company. Under no circumstances may there be any unrecorded fund or asset of the Company, regardless of the purposes for which the fund or asset may have been intended, or any improper or inaccurate entry knowingly made in the books and records of the Company. The following sets forth examples of actions to be taken in order to ensure the integrity of the books and records of the Company:

                           (i)      No false, artificial, incomplete or
                  misleading entries should be made in any books, accounts or records of Wright for any reason and no employee should participate in any arrangement that results in the making of such entries. For example, no invoice or purchase order should be issued or approved that does not correctly reflect the actual transaction. A false, artificial, incomplete or misleading accounting entry is one that does not, in reasonable detail, accurately and fairly reflect or describe the underlying transaction or disposition of assets, or is not posted to the proper account.

                           (ii) No undisclosed or unrecorded funds or assets of Wright should be established or set aside for any purpose, nor should any secret or special books and records be maintained for any purpose. Accordingly, all Wright bank accounts, funds, properties and assets must be reflected in Wright's regular books and records and be subject to Wright's established internal control and audit procedures. All bank accounts and signatories thereon must be authorized by appropriate corporate action.

                           (iii) No payment on behalf of Wright should be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than that described by the document supporting the payment.

                           (iv) You should not enter into any transaction or arrangement that you know or reasonably should know would violate any foreign or domestic laws, nor should you assist any third party in violating such laws.

                  Any employee having information or knowledge of any of the foregoing prohibited acts should promptly report such matter to the Ethics Officer.

                  c. Government Reports and Claims. Many federal and state laws have detailed specification of records that must be maintained and the periods of time for which these records must be maintained. All such records must be accurate and properly maintained, both to satisfy the legal requirements and to enable Wright to defend itself in the event a question is raised by government or private parties.

                  d. Political Contributions. No corporate reimbursement of political contributions will be, or lawfully can be, made by Wright, directly or indirectly. Wright's funds, facilities, properties or resources should not be used to support, directly or indirectly, any foreign, federal, state or local political party or candidate. All political activities must take place on your own time, not during working hours, and at your own expense.

                  3.       RELATIONSHIPS WITH CUSTOMERS AND CONSULTANTS

                  Our relationships with customers and consultants are very important to us. Our relationships with physician consultants are governed by professional codes of conduct established by the American Medical Association, the American Academy of Orthopaedic Surgeons, and other professional societies, as well as industry standards, and a variety of laws and regulations which apply to both physicians and medical device manufacturers. It has always been, and continues to be, our policy to

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Wright Medical Technology, Inc.
Code of Business Conduct
Page 8

comply with these requirements and standards of conduct. We have incorporated the voluntary AdvaMed Code of Ethics on Interactions with Health Care Professionals as the basis for how we and our representatives will comply with our Code of Business Conduct and to facilitate our ethical interactions with all consultants including those individuals or entities that purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe Wright's products in the United States ("Health Care Professionals"). We adopted the Wright Customer Relationship Policy to accomplish this objective. The fundamental principle of the policy is that Wright and its representatives shall encourage ethical business practices and socially responsible industry conduct and shall not use any unlawful inducement in order to sell, lease, recommend, or arrange for the sale, lease, or prescription of, our products. For more information on this topic, please refer to the Customer Relationship Policy which is available on the Company's intranet website and from the Ethics Officer.

                  4.       PUBLIC FILINGS AND COMMUNICATIONS

                  All submissions to regulatory authorities and all public communications should be complete, fair, accurate, timely, and understandable. You should never make any false, misleading, or incomplete statements, or omit to state any relevant facts necessary to ensure that any statements made are not misleading, to any person, including any accountant (including Wright's independent accountants or its internal auditors), lawyer, or government official in connection with any audit or examination of the financial statements of Wright, the preparation of or filing of any document or report required to be filed with any federal, state, local or foreign governmental agency, or the preparation or dissemination of any public communication. Any employee having information or knowledge of any of the foregoing prohibited acts should promptly report such matter to the Ethics Officer.

                  5.       LAWSUITS AND GOVERNMENT INVESTIGATIONS

                  All governmental (federal, state and local) inquiries, investigations, or notices and all civil or criminal summonses, complaints, subpoenas or other court papers should be forwarded immediately to the General Counsel for appropriate handling. In no event should the recipient of any inquiry, notice or legal paper respond without first referring the matter to the General Counsel (901) 867-4743. (If the General Counsel cannot be reached in an emergency the Director of Plant Security should be notified).

                  a. Government Inquiries and Investigations. The General Counsel should be notified immediately by telephone and/or facsimile of any inquiry (oral or written, formal or informal), request for information, subpoena, notice, or complaint of a legal or investigatory nature from any agency of the federal government (e.g., EPA, SEC, OSHA, EEOC, OFCCP), state government (e.g., Department of Environmental Affairs), or local government (e.g., District Attorney). On-site visits by government officials to Wright facilities should be reviewed in advance with a senior officer, whenever possible, and always reported promptly.

                  Government investigations are a fact of business life. The government has a wide array of laws to aid it in its activities, violations of which carry severe penalties to the individuals involved, including laws prohibiting you from aiding in or concealing the facts relating to an offense even if you were not involved in the original offense. All employees are expected to deal honestly and straightforwardly with governmental representatives, but only in consultation with the General Counsel.

                  b. Complaints, Subpoenas and Other Legal Papers. The General Counsel should be notified immediately by telephone or facsimile whenever a Wright facility receives a complaint from an outside lawyer or is served with any form of legal process, including civil or criminal citations, summonses, complaints, subpoenas, notices of deposition, levies and the like.

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Wright Medical Technology, Inc.
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                  c.       Service of Legal Papers. In consultation with the
General Counsel each facility should designate one or two suitable individuals upon whom all legal papers addressed to the corporation (but not legal papers directed to individual employees in their personal affairs) should be served. The designated employees should receive and acknowledge service of subpoenas and other legal process upon the Company without attempting to avoid the process server. The employee receiving service should make a notation on the legal papers of the time, date and manner of service and then alert the General Counsel by telephone and forward the papers by facsimile or overnight courier. The appropriate individual to receive legal papers at any of the Arlington, TN facilities is the office of the General Counsel.

                  d. Media Inquiries about Litigation, Investigations or Accidents. When Wright is involved in a newsworthy litigation or investigation, or an accident or environmental incident, Wright employees may receive inquiries from the media. To ensure that accurate factual information is reported, employees should not respond to the inquiries. Rather, all inquiries should simply be referred to the appropriate person. One management person shall be selected by the Chief Executive Officer of Wright as the designated spokesperson for Wright. All inquiries from the media should be immediately referred to the designated spokesperson for handling. In the absence of such designation, a senior officer should be contacted. Other Wright employees should refrain from commenting to the media, either on or off the record, regarding litigation, investigations, accidents or environmental incidents. If you are questioned by the media and you are not sure who is the designated spokesperson on the matter, you should call the General Counsel at (901) 867-4743.

                  6.       MISUSE OF INSIDE INFORMATION AND TRADING IN
                           SECURITIES

                  Wright employees may have access to "inside information"-that is, non-public information about Wright or another company. The use of any "inside information" for your own financial benefit, or the financial benefit of your relatives, friends, brokers, or others is not only an ethical concern. It also may be a violation of law and could result in criminal sanctions, such as fines and imprisonment and substantial civil liability, including treble damages.

                  Wright has adopted a separate Insider Trading Policy and Guidelines to address these issues. A copy of the policy and guidelines is available on the Company's intranet website and from the Ethics Officer.

                  7.       ANTITRUST LAWS

                  While the Company competes aggressively in its many business activities, its efforts in the marketplace must be conducted in a fair and equitable manner in strict accordance with the letter and spirit of all applicable antitrust, competition and trade practice laws and regulations (collectively, the "antitrust laws"). Antitrust laws are designed to ensure fair competition in the free market system, free of unreasonable restraints. Antitrust statutes, which exist at the federal, state and some international levels, prohibit unfair trade practices, monopolization or attempts to monopolize, and joint activity in restraint of trade. Compliance with all applicable antitrust laws is the policy of Wright and the responsibility of each employee.

                  These laws, while explainable in general terms, can become complex when applied to specific situations. Whenever contact with competitors is involved, or special treatment of particular customers is being considered, or if you have any doubt as to whether a certain discussion or activity might violate the antitrust laws, you should immediately stop and consult the Chief Executive Officer or Ethics Officer. Violation of the antitrust laws may result in serious consequences, both for Wright and for you individually. Possible consequences include irreparable harm to Wright's and your reputation, criminal prosecution and substantial civil liability (including treble damages).

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                  To give you some guidance the following are brief summaries of agreements, arrangements or dealings that are prohibited by the antitrust laws cited. This is not an exhaustive list of prohibited agreements, arrangements or dealings or the antitrust laws cited. The concept of an "agreement" or "understanding" under these laws is broadly defined to include oral and written agreements, and may even be inferred from a course of conduct or circumstantial evidence.

                  a. The Sherman Act. This principal antitrust statute prohibits common action by two or more competitors in restraint of trade. Prohibited conduct would involve agreements or understandings with competitors as to:

                           (i) pricing policies (including discounts, credit terms, etc.);

                           (ii)     production levels;

                           (iii)    division or allocation of markets,
                  territories or customers; or

                           (iv) boycotting of third parties - a company that does not have a monopoly in a product has the right to select the customers with whom it buys, sells or otherwise conducts business, but this right must be exercised by the company alone, without consultation with any other party.

                  b. Resale Price Restrictions. Also prohibited are agreements or understandings with customers as to the prices that they will charge for Wright's products or the prices that their customers will charge for resale. Wright can suggest the resale price or pre-mark the product with a suggested retail price. However, Wright cannot agree with a customer as to the actual price, or minimum or maximum price, that the customer will charge for the product.

                  c. The Robinson - Patman Act. This Act prohibits reasonably contemporaneous sales of products of like grade and quality to competing customers at different prices, the effect of which probably will be to lessen competition between customers or tend to create a monopoly. Prices set in good faith to meet (but not to beat) a bona fide price offered by a competitor, or price differences that may be justified in appropriate circumstances on the basis of cost savings, are permissible.

                  The Robinson - Patman Act also prohibits promotional payments, services or facilities (such as advertising displays) extended to one customer but not made available on proportionally equal terms to all competing customers. It is lawful, however, to grant promotional assistance to a particular customer if done in good faith to meet (but not to beat) a bona fide offer of such assistance by a competitor of Wright.

                  The Company may not agree with a competitor to divide customers or territories, or to refrain from selling a certain product generally or in any geographic region or to any category of customer or otherwise allocate customers, territories, products or services. Similar to price fixing, these agreements are illegal.

                  d. Tying Arrangements. Any arrangement under which a seller forces or induces a customer to take a product it might not otherwise wish to buy from the seller as a condition of a license, loan or sale of a different product that the buyer does wish to obtain is unlawful, if the seller is dominant or has economic leverage with respect to the tying license, loan or product, or if a substantial amount of sales of the tied product are made.

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                  e.       Trade Relations - Reciprocity. The antitrust laws
also prohibit the use of "trade relations" and reciprocity where it is shown that a buyer with substantial purchasing power has purchased products from a seller on condition that the seller make purchases from the buyer in substantial amounts. This does not mean that Wright cannot purchase products from companies who purchase from it. It does prohibit any understanding or agreement to the effect that purchases by each party are conditioned upon purchases by the other where the above described conditions are present. Wright does not engage in such trade relations or reciprocity and it is against Wright policy for any employee to engage in such practice. When making purchasing decisions, officers and employees of Wright should not take into consideration sales by Wright to any supplier as a factor in purchasing decisions.

                  f. Barter Sales Arrangements. Barter sales arrangements, that is a sale of product by Wright in exchange, not for money, but for the sale of different products to Wright may present antitrust problems and should not be made without prior legal review and guidance from the General Counsel.

                  g. Trade Associations. Trade associations provide valuable services, but employees must be very careful when participating in trade association activities, meetings or programs because they often create opportunities for competitors, with common interests and problems, to discuss matters of mutual concern, that, in turn, may inadvertently lead to prohibited communications. Serious problems can arise during formal meetings or informal gatherings. You should seek guidance from the General Counsel if you have any questions about trade association activities.

                  8.       INTERNATIONAL TRANSACTIONS - FOREIGN LAWS

                  It is important to note that the U.S. antitrust laws may also apply to international transactions, if the transaction will have a substantial effect on U.S. imports and/or exports. In addition, the European Economic Community, as well as many non-European countries impose their own antitrust restrictions. In fact, the antitrust laws of the European Community and many other countries generally impose more stringent rules than exist under U.S. antitrust laws with respect to many types of business practices, including, without limitation: distribution agreements; patent; copyright and trademark licenses; territorial restrictions on resellers and licensees; rebates and discounts to customers; and pricing policies generally. Wright employees should be careful to consider the applicable laws of all relevant jurisdictions.

                  Other U.S. statutes prohibit doing business with certain countries (e.g., Iraq) and may apply to transactions of Wright's non-U.S. companies and to the personnel involved in those transactions. For example, the Export Administration Act prohibits complying with foreign boycotts or related requests for information from foreign countries in some situations. Because the Act also requires that boycott-related requests for information or action be promptly reported to the proper authorities, you should immediately inform the General Counsel of any such requests. As discussed in Paragraph 2 above, the Foreign Corrupt Practices Act of 1977, as amended, prohibits the making of certain payments to foreign officials.

                  9.       ENVIRONMENT, SAFETY AND HEALTH

                  The Company recognizes its obligation as a corporate citizen to carry out all of its activities in ways to preserve and promote a clean, safe and healthful environment. It is the policy of the Company that all employees comply strictly with the letter and spirit of applicable environment, safety and health laws and regulations and the public policies they embody. The Company is committed to eliminating hazards from the workplace, providing its employees with a safe and healthy work environment and complying with all applicable occupational safety and health laws and standards. The Company will ensure compliance with this policy through vigilant self-monitoring, training and, where necessary, disciplining of Company personnel at all levels.

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Wright Medical Technology, Inc.
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                  The Company's policy is to seek ways to ensure that its
activities not only meet, but exceed, applicable environmental standards. The consequences of failure to adhere to the Company's environmental policy can be serious for the Company and the individuals involved, as well as the Company's work-force and the communities in which we operate and live. The Company's goal is to prevent pollution rather than clean it up.

                  a. Applicable Laws and Regulations. Federal, state and local environmental laws regulate the emission into the atmosphere and the discharge onto or into the ground or into surface and underground waters of a wide variety of substances. The Occupational Safety and Health Act (OSHA) regulates the physical safety of employees and exposure to conditions in the workplace which could harm employees. Other federal and state laws regulate all chemical substances or mixtures that may present a risk of injury to health or the environment. These laws, and applicable regulations, are complex and violation thereof can result in severe penalties. Should you be faced with an environmental or health issue, you should contact your superior or the General Counsel immediately.

                  If you learn from any source that material manufactured, processed or distributed by Wright may present a substantial risk of injury to health or the environment, you should report this to your superior immediately.

                  b. Permits. The Clean Water Act and other federal, state and local laws require that a permit or permits be obtained for certain discharges of pollutants into water courses. Similarly, the Solid Waste Law and other federal, state and local laws require that a permit or permits be obtained for the disposal of "hazardous" substances. The definition of "hazardous" is broad and may include substances not generally considered to be dangerous. Accordingly, all process ingredients should be checked for proper classification and handling. Questions in this area should be referred to a senior officer or the General Counsel.

                  c. Accident, Fire or Environmental Incident - Media Contacts. Any significant fire, accident or environmental incident should be reported immediately to a senior officer of the Company. If the incident attracts media attention, one management person shall be selected by the Chief Executive Officer of Wright as spokesperson to communicate with the media. In the absence of such designation, a senior officer or the General Counsel should be contacted. The designated spokesperson should be knowledgeable about employee safety, fire protection and waste disposal procedures followed at the facility, and should be able to quickly make decisions, or get instructions from senior management on how much information to provide. All requests from the media for information should be referred to this spokesperson.

                  The designated spokesperson should ensure that communication with the media be accurate, factual and sincere. He or she should keep all explanations as simple as possible, providing information on what the problem is, what caused it and what is being done to correct it. Offer only as much information as the media needs to report the story. Confidential information should not be revealed.

                  10.      EQUAL EMPLOYMENT OPPORTUNITY

                  a. Equal Employment Opportunity Policy. It is Wright's policy to provide equal employment opportunity in all areas of employment practices and to ensure that there shall be no discrimination against any qualified employee or applicant on the grounds of race, color, creed, religion, sex, age, marital status, national origin, citizenship, physical or mental disability, veteran status or sexual orientation. This policy of equal employment opportunity relates to all phases of employment, including, but not limited to, recruitment, hiring, compensation, benefits, promotion, demotion, assignment, transfer, development, layoffs, training, tuition assistance, and social and recreational programs. Managers must

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ensure that discriminatory motives are not present in job-related decisions and even the appearance of such motives should be steadfastly avoided.

                  b. Disabled Accommodation. The Company shall not discriminate against qualified individuals because of a disability and will make reasonable accommodation to the physical and mental impairments that substantially limits one or more of the major life activities of disabled employees or job applicants.

                  c. Religion. The Company shall not discriminate against qualified individuals because of their religious beliefs and reasonable accommodation will be made with respect to any request by an employee not to work at a time prohibited by the employee's religious beliefs.

                  The Company will not tolerate discrimination against its employees by any employee or any individual or firm with which the Company does business based upon any impermissible classification. If you believe you have been subjected to unlawful employment discrimination, you should immediately contact the Ethics Officer or the Ethics Hotline or email ethics@wmt.com. All complaints of employment discrimination will be investigated swiftly and in a confidential manner to the extent possible under the circumstances as with all other violations of the Code.

                  11.      FREEDOM FROM HARASSMENT

                  Wright's policy is that our workplace is for work. The Company's goal is to create a working atmosphere free from conduct which has the purpose or effect of unreasonably interfering with an individual employee's work performance or creating an intimidating, hostile or offensive working environment. In particular, an atmosphere of tension created by ethnic or religious remarks or animosity, sexual advances, requests for sexual favors or other discriminatory conduct is prohibited in our workplace. Sexual harassment may include unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct or conditions of a sexual nature that have the effect of unreasonably interfering with an employee's work performance or which creates an intimidating hostile or offensive work environment.

                  Where any such verbal, non-verbal or physical conduct unreasonably interferes with an employee's right to work free of harassment, we urge that employee to notify his or her supervisor. If the supervisor is involved, then the employee should report the situation to the supervisor's superior, the Human Resources Director, or, in their absence, to the Ethics Officer, so that Wright is provided the opportunity to investigate and take corrective action. To the extent possible, all inquiries will be held in strict confidence but will be investigated and dealt with expeditiously. Where investigations confirm the allegations, appropriate corrective actions, which may include dismissal, will be taken.

                  12.      EMPLOYEE ORGANIZATION AND COLLECTIVE BARGAINING

                  The National Labor Relations Act protects the rights of employees to organize and to refrain from organizing. Employers cannot interfere in this activity through coercion or by other improper means. The employer does, however, have the right to fairly present its views. Wright reserves the right to exercise all of its legal prerogatives with respect to unions and union activity.

                  13.      PRODUCT REGULATORY COMPLIANCE AND QUALITY ASSURANCE

                  The Company will conduct its business in compliance with all applicable laws and regulations governing the manufacture, labeling and distribution of the Company's products. In particular, in the United States all requirements of the Federal Food and Drug Administration ("FDA") must be observed. Such laws and regulations include those relating to quality and safety standards for the Company's

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products. Quality has been and continues to be the hallmark of the Company's products. Employees are required to adhere to established Company quality standards and quality control/quality assurance procedures. Employees who are aware of any deviations from the Company's established quality standards and procedures, whether intentional or accidental, must immediately bring these deviations to the attention of their Supervisor or the Ethics Officer.

                  It is the responsibility of all Company employees to ensure that their activities strictly adhere to Company policy and procedures for FDA and related compliance. These procedures require in part that the Company, among other things: (1) submit accurate, truthful statements and data with all FDA filings (as well as answers to deficiency letters, etc.), and (2) refrain from offering bribes or illegal gratuities to FDA officials.

                  You must report to your supervisor or the Ethics Officer any circumstances in which any of the Company's products are or become adulterated or misbranded or otherwise violate FDA or related laws or regulations. Violations of these laws and regulations, even if totally unintentional, carry severe penalties and could result in criminal prosecution of the Company and involved employees.

                  14.      INTELLECTUAL PROPERTY

                  The Company owns, and uses pursuant to license, numerous trademarks, patents, copyrights and trade secrets that are vital to the Company's success. To protect the Company's rights, employees' use of all such intellectual property must be in accordance with all applicable laws. In addition, the Company is committed to not infringing the legal rights of third parties with respect to trademarks, patents, copyrighted works and trade secrets owned by them.

                  All written materials, including books, articles, magazines, drawings, logos, photographs, videotapes and advertising are covered by U.S. or foreign copyright laws as well as various multinational pacts. It is a violation of law and of Company policy to make unauthorized copies of such materials. The making of any such copies can subject both the employee and the Company to substantial civil and criminal penalties.

                  A trademark is a word, symbol, name, device or combination of these used to identify a product or line of products or services and to distinguish them from products and services of other companies. The Company utilizes a number of trademarks that are well recognized by the public and are extremely valuable. Employees must be vigilant to use the Company's trademarks correctly and to detect and notify the Legal Department of any unauthorized use of the Company's trademarks or of confusingly similar trademarks by a third party. Similarly, the Company is committed to not infringing the trademark rights of others, by avoiding the use of trademarks confusingly similar to those of other companies. A claim of infringement may arise from the use of a word that is aurally or visually similar to a third party's trademark, particularly where there is similarity in product and/or in packaging, design or field. All employees must comply with the Company's intellectual property policies in order to protect against claims of infringement by third parties and ensure that the Company's trademarks are properly filed, validly maintained and optimally protected against claims of infringement, prior to making any significant investment of time or resources and well in advance of any use.

                  Any invention conceived by an employee must be disclosed to the Company (consistent with the disclosure form executed as a condition of employment) that will determine whether the invention will be treated as proprietary information or will be protected under the patent laws. No invention, whether developed, licensed or purchased by the Company, is to be used or marketed, and no unpatented proprietary information is to be disclosed to third parties, without the prior written approval of the Legal Department.

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Wright Medical Technology, Inc.
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                  15.      ADVERTISING

                  Advertising is regulated by U.S. and foreign laws enacted in various jurisdictions in which the Company does business. Generally, these laws prohibit false, misleading or deceptive advertising and related activities in the promotion and sale of the Company's products. All advertising claims about the Company's products (including claims on packaging) must be truthful and have a reasonable basis in fact. In particular, in the U.S., the Federal Trade Commission requires that all advertising claims be substantiated in advance of their publication or dissemination. Fair and accurate advertising is essential not only to comply with applicable laws, but also to preserve the goodwill, integrity and reputation of the Company. No employee of the Company is to create, approve or disseminate or permit anyone else to create or disseminate any advertising materials for the Company's products that are false, misleading or deceptive or not in compliance with the Federal Trade Commission rules and regulations and other applicable laws. It is imperative that all advertising and product claims, whether made to the trade, or to the public and whether made through the media or on product packaging, brochures or otherwise, be reviewed by the Legal Department to ensure compliance with Company policy prior to being disseminated.

                  16.      USE AND PROTECTION OF HEALTH INFORMATION

                  a. Protected Health Information. In the ordinary course of our business, the Company may receive individual health information that is protected by federal, state, local or foreign laws. In particular, this health information may be protected by the federal Health Insurance Portability and Accountability Act (HIPAA). Our general policy is that such information will be treated in a confidential manner and not disclosed to third parties or used internally except under very limited circumstances permitted by law and then only with appropriate protections and safeguards in place to maintain the confidentiality of such information.

                  b. Protected Health Information Received from Third Parties. In the normal course of our business, employees or associated persons may receive protected health information from third parties regarding individuals who are implanted with or use the Company's products. The use and disclosure of such protected health information should be consistent with the Company's General Policy Regarding Protected Health Information (HIPAA Policy) and must specifically comply with the Company's Policy Regarding Use and Protection of Protected Health Information Received from Third Parties (HIPAA Third Party Policy). The entire HIPAA Third Party Policy can be accessed through the Company's intranet website and is available from the Ethics Officer. Any use or disclosure of protected health information not provided for by the HIPAA Third Party Policy should be reported to the Ethics Officer. All questions regarding protected health information should also be directed to the Ethics Officer.

                  c. Privacy Practices. The Company has Privacy Practices in place regarding the use and disclosure of information it receives through its administration of Company health benefit plans. The Privacy Practices are in place to protect the confidentiality of personal information relating to the diagnosis, treatment, or payment for an illness or injury. A very limited number of Company employees may have access to such confidential, protected, health information as a result of their responsibilities administering Company health benefit plans. Employees with access to this information are required to comply with the Company's General Policy Regarding Protected Health Information (HIPAA Policy) and the Company's Privacy Practices Policy. The Human Resources Director, who is the Company Health Information Privacy Official responsible for compliance with the Privacy Practices Policy, maintains this policy document. The Ethics Officer is the Company Privacy Contact who receives, responds, and investigates complaints that allege violation of the Privacy Practices Policy.

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D.       AMENDMENT, WAIVER, AND PUBLIC DISCLOSURE

         1.       Amendment

                  The Board of Directors, upon the recommendation of both its Nominating and Corporate Governance Committee and the Ethics Officer, may amend the Code as it deems appropriate. The Chief Executive Officer, upon the recommendation of the Ethics Officer, may make technical, administrative or other non-substantive amendments to the Code.

         2.       Waiver

                  Wright expects its directors, officers, employees, and other persons associated with the Company to adhere to the Code at all times. Under limited and appropriate circumstances, however, Wright may, but is not obligated to, waive provisions of the Code. Any director, officer, employee, or other associated person seeking a waiver should contact the Ethics Officer. A waiver of the Code for any director or officer may be made only by the Board of Directors upon the recommendation of both its Nominating and Corporate Governance Committee and the Ethics Officer. A waiver of the Code for any employee or associated person who is not also an officer may be made either by the Board of Directors upon the recommendation of both its Nominating and Corporate Governance Committee and the Ethics Officer or by the Chief Executive Officer upon recommendation of the Ethics Officer.

         3.       Public Disclosure

                  The current version of the Code is available on both Wright's intranet and its internet website. Wright will publicly disclose any amendment to the Code (except a technical, administrative, or other non-substantive amendment) and any waiver of the Code in accordance with applicable laws, rules, regulations, and NASD listing standards.

         ALL MANAGERS AND SUPERVISORS ARE RESPONSIBLE FOR THE ENFORCEMENT OF AND COMPLIANCE WITH THIS CODE, INCLUDING NECESSARY DISTRIBUTION TO ENSURE EMPLOYEES' KNOWLEDGE AND COMPLIANCE.

Revised: March 2004